UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/11/2010

Unitrin, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-18298

DE	95-4255452
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)

312-661-4600
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On June 11, 2010, Unitrin, Inc. ("Unitrin") issued a press release, attached hereto as Exhibit 99.01, announcing the adoption of a trading plan (the "Plan") in accordance with SEC Rule 10b5-1 covering the sale over a period of one year of up to 1.5 million of the shares of common stock of Intermec, Inc. ("Intermec") that are owned by Unitrin. The Plan was adopted to facilitate Unitrin's diversification objectives for its investment portfolio. Unitrin currently owns 12,657,764 shares, or about 20.5%, of Intermec's outstanding common stock.

This report contains information that includes or is based upon forward-looking statements within the meaning of the Federal securities laws. Forward-looking statements give expectations or forecasts of future events, and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts. Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict, and are not guarantees of future performance. Among the general factors that could cause actual results to differ materially from estimated results are those listed in the Company's reports filed by the Company with the Securities and Exchange Commission (the "SEC"). No assurances can be given that the results contemplated in any forward-looking statements will be achieved at all or in any particular timetable, and the Company assumes no obligation to publicly correct or update any forward-looking statements as a result of any subsequent developments. However, readers are advised to consult any further disclosures the Company makes on related subjects in its SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unitrin, Inc.

Date: June 11, 2010	By:	/s/ Scott Renwick
Scott Renwick
Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-99.01	Unitrin, Inc. press release dated June 11, 2010